Exhibit 99.a

CACI Reports Record Fourth Quarter and Full Fiscal Year 2003

Income from continuing operations up 43% in the quarter to $13.3 million; for the year, up 40% to $44.7 million

Diluted earnings per share of $0.45 for the quarter, up 41%; $1.52 diluted earnings per share for the year, up 23%

Operating cash flow of $34 million in the quarter; $76 million for the year, up 111% over FY2002

Revenue up 20% for the quarter to $228.6 million; for the year, up 24% to $843.1 million

Arlington, VA, August 13, 2003 - CACI International Inc (NYSE: CAI), a leading information technology and network solutions provider to the federal government, announced today record results for its fourth quarter and fiscal year ending June 30, 2003 (FY03). Income from continuing operations in the quarter increased 43 percent while revenue was up 20 percent compared to the fourth quarter of fiscal year 2002 (FY02). For all of FY03, income from continuing operations was up 40 percent while revenue was up 24 percent versus a year ago. The increase in earnings and revenue in the quarter and for the full year resulted from continuing growth in all of the company's service offerings through its domestic operations.

Fourth Quarter Results Reflect Higher Margins and Strong Cash Flow

Net income for the fourth quarter of FY03 was $13.3 million, or $0.45 per diluted share, an increase of 43 percent over net income of $9.3 million, or $0.32 per diluted share, reported in the fourth quarter of FY02. Revenue for the quarter was $228.6 million, an increase of 20 percent over fourth quarter FY02 revenue of $191.0 million. Operating income in the quarter was $21.1 million, an increase of 43 percent over fourth quarter FY02 operating income of $14.7 million.

For the fourth quarter the operating margin increased to 9.2 percent from 7.7 percent a year earlier. The higher operating margin was driven primarily by a favorable contract mix, specifically increased professional services revenue on higher margin time and material and fixed price contracts. The growth in net income was primarily attributable to increased sales to the company's federal customers and improved margin performance. Operating cash flow of $33.9 million was primarily driven by net income and cash collections.

The growth of the company's operations continued to be driven by increased demand for C4ISR (command, control, communications, computers, intelligence, surveillance, and reconnaissance) work for intelligence and logistical support for ongoing Department of Defense (DoD) operations and by domestic acquisitions.

Fourth Quarter Highlights

The following highlights occurred during the fourth fiscal quarter:

Revenue from DoD customers increased 19 percent, driven primarily by higher demand from customers such as the Defense Information Systems Agency (DISA), the U.S. Army's Communications-Electronics Command (CECOM), and the defense intelligence community.

Federal civilian agency revenue grew 28 percent primarily from higher volumes of work for customers such as the Department of Justice (DoJ), Department of Veterans Affairs (VA), the Securities and Exchange Commission (SEC), the U.S. Customs Service, and the national intelligence community.

The acquisition of Premier Technology Group, Inc. (PTG), which closed on May 15, 2003, broadened CACI's capabilities in intelligence analysis and security services, information technology, training, program management and logistics for clients in the DoD and the intelligence community.

Full Year FY03 Results Reflect Continued Margin Expansion and Strong Revenue Growth

Income from continuing operations for FY03 was $44.7 million, or $1.52 per diluted share, an increase of 40 percent over income from continuing operations of $31.9 million, or $1.24 per diluted share, reported for FY02. For all of FY03, revenue increased 24 percent, to $843.1 million, compared with $681.9 million reported in FY02. Operating income for FY03 was $70.4 million, up 33 percent over operating income of $53.1 million reported a year earlier.

For the full year, the operating margin improved to 8.4 percent from 7.8 percent a year earlier. The higher operating margin was driven primarily by a favorable contract mix, specifically increased professional services revenue on higher margin time and material and fixed price contracts.

Revenue growth was driven primarily by increased demand from federal government customers. Revenue from DoD customers increased 24 percent, driven primarily by higher demand from customers such as the Defense Information Systems Agency (DISA), the U.S. Army's Communications-Electronics Command (CECOM), and the defense intelligence community. Federal civilian agency revenue grew 31 percent primarily from higher volumes of work for customers such as the Department of Justice (DoJ), Department of Veterans Affairs (VA), the Securities and Exchange Commission (SEC), the U.S. Customs Service, and the national intelligence community.

FY03 Highlights

In addition to record revenue and earnings, major highlights and accomplishments during fiscal year 2003 include:

Operating cash flow of $75.9 million.

Revenue from the federal government increased 26 percent, 16 percent organically. Overall, internal revenue growth for the company for the fiscal year was 15 percent.

Contract awards of up to eight years in length for over $1.1 billion from federal customers.

Backlog at year-end of $2.5 billion, up from $1.9 billion a year earlier.

Acquisition and full integration of four domestic businesses--the Government Services Division of Condor, Acton Burnell, Inc., Applied Technology Solutions of Northern VA, Inc., and Premier Technology Group, Inc.

Common stock listed on the New York Stock Exchange.

Commentary

Commenting on the results, Dr. J.P. London, CACI's Chairman, President, and Chief Executive Officer, said, "Our record year and fourth quarter results are driven by high ongoing demand from those government agencies and spending initiatives that are presently involved with our country's highest national priorities: defense, intelligence, and homeland security. By responding to our customers' needs related to those priorities and delivering to them timely, critical support, we experienced growth in our profitability as well as the overall business. We experienced record cash flow from operations. We received over $1.1 billion in contract awards and maintained our historically high win rate in customer retention. And we gained new customers and broadened our capabilities through our acquisition program. All of this combined to produce solid growth of 24 percent for the year and 15 percent internally, exceeding our stated growth objectives."

Dr. London continued, "We have a well-diversified business base between DoD and federal civilian agencies. We continue to experience strong demand across the federal government market. As we begin our new fiscal year, we are actively hiring additional staff in our domestic operations. Our bid backlog of submitted proposals has increased to over $1 billion, plus we have no additional major contracts being recompeted this fiscal year. And we have recently signed a Letter of Intent for our next potential acquisition. We believe we are well on our way to becoming a $1 billion in annual revenue company in FY04, reaching our goal a year ahead of schedule. We continue to anticipate strong growth across all areas of our core business, including systems integration, engineering services, knowledge management, and managed network services. As we move forward, CACI remains ever vigilant in helping our country secure its future both domestically and abroad. We are extremely pleased with our results and excited about the prospects of achieving another record year of growth and profitability while continuing to enhance shareholder value."

Company Outlook

The company reiterated its guidance for FY04 as originally issued on July 8, 2003. For the full year, there is no change to the range of guidance for revenue, net income and diluted earnings per share. The company's guidance excludes results from any additional acquisitions, including that resulting from the above-mentioned Letter of Intent. The company will update its full year guidance upon successful completion of the acquisition, which is anticipated to close in September. The company continues to target its overall growth at a 20 percent or better compound annual growth rate, through a combination of organic growth ranging between 12 and 15 percent and acquired growth of between five and eight percent. The table below summarizes the guidance ranges for the first quarter and full fiscal year 2004:

(In millions except for earnings per share)	Q1 FY04	Total FY04

Revenue	$233 - $240	$985 - $1,015
Net Income	$12.3 - $12.7	$53.1 - $54.7
Diluted earnings per share	$0.41 - $0.43	$1.77 - $1.82
Diluted weighted average shares	29.7	30.0

Should the company perform in accordance with these estimates, revenue for the first quarter is expected to be up 24 to 28 percent over revenue of $188 million reported in the first quarter of FY03. Net income is anticipated to be up 31 to 35 percent over net income of $9.4 million in the corresponding prior year quarter. Diluted earnings per share are expected to be up 29 to 34 percent over $0.32 reported a year earlier.

Investors are reminded that actual results may differ from these estimates for the reasons described below.

Conference Call Information

The company has scheduled a conference call for 9 AM Eastern time Thursday, August 14th, during which management will be making a brief presentation focusing on fourth quarter and full-year results, operating trends and its expectations. A question-and-answer session will follow to allow further discussion of the results and the company's future expectations. Interested parties can listen to the conference call and view accompanying exhibits over the Internet by logging on to CACI's Internet site at http://www.caci.com at the scheduled time. A replay of the call will also be available over the Internet beginning at 1:00 p.m. Eastern Time Thursday, August 14th, and can be accessed through CACI's homepage (www.caci.com) by clicking on the CACI Investor Info button.

About CACI

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for more than 6,400 employees working in 90 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

Forward Looking Statements

There are statements made herein which may not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and United Kingdom, (the UK economy is experiencing a downturn that affects the Registrant's UK operations) including conditions that result from terrorist activities or war; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects, particularly in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of the amended appeal of CACI International Inc, ASBCA No. 53058; the financial condition of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and competition to hire and retain employees; our ability to complete and successfully integrate acquisitions appropriate to achievement of our strategic plans; our ability to complete performance of fixed price contracts within contract value; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) outsourcing of activities that have been performed by the government; and (ii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the Company's Securities and Exchange Commission filings.

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For investor information contact: David Dragics Vice President, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Senior Vice President, Public Relations (703) 841-7801 jbrown@caci.com

(Financial tables follow)

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Summary Financial Tables
CACI International Inc
Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)

	Quarter Ended		Twelve Months Ended
	6/30/2003	6/30/2002	6/30/2003	6/30/2002
	(Unaudited)	(Audited)	(Unaudited)	(Audited)

Revenue	$228,633	$190,980	$843,138	$681,942
Costs and Expenses
Direct Costs	137,937	119,341	517,975	421,540
Indirect costs and selling expenses	65,440	53,451	241,838	195,167
Depreciation and amortization	4,189	3,496	12,919	12,131

Operating expenses	207,566	176,288	772,732	628,838
Operating income	21,067	14,692	70,406	53,104
Interest (income) expense	(416)	(317)	(1,374)	1,622

Income from continuing operations before income taxes	21,483	15,009	71,780	51,482
Income taxes on continuing operations	8,206	5,702	27,069	19,558

Income from continuing operations	13,277	9,307	44,711	31,924
Discontinued Operations
Loss from operations from discontinued Marketing Systems Group (less applicable income tax benefit of $128)	-	-	-	(209)
Loss on disposal of Marketing Systems Group including provision of $284 for operating losses during phase-out period (less applicable income tax benefit of $766)	-	-	-	(1,250)

Net income	$13,277	$9,307	$44,711	$30,465

Basic earnings per share
Income from continuing operations	$0.46	$0.33	$1.56	$1.28

Loss from discontinued operations	$-	$-	$-	$(0.01)
Loss on disposal	$-	$-	$-	$(0.05)

Basic earnings per share	$0.46	$0.33	$1.56	$1.22

Diluted earnings per share
Income from continuing operations	$0.45	$0.32	$1.52	$1.24

Loss from discontinued operations	$-	$-	$-	$(0.01)
Loss on disposal	$-	$-	$-	$(0.05)

Diluted earnings per share	$0.45	$0.32	$1.52	$1.18

Weighted average shares used in per share computations:
Basic	28,727	28,417	28,647	24,992
Diluted	29,441	29,265	29,425	25,814

Summary Financial Tables (continued)
CACI International Inc
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	6/30/2003 (Unaudited)	6/30/2002 (Audited)

ASSETS
Current assets
Cash and marketable securities	$89,025	$151,068
Accounts receivable
Billed	179,427	137,296
Unbilled	18,891	10,482

Total accounts receivable	198,318	147,778
Other current assets	10,791	7,283

Total current assets	298,134	306,129

Property and equipment, net	18,319	14,973
Goodwill & intangible assets	218,178	134,447
Other	27,329	25,115

Total assets	$561,960	$480,664

LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities
Notes Payable	$4,558	$8,667
Accounts payable	20,964	6,482
Accrued compensation & benefits	44,460	33,644
Other current liabilities	45,516	28,572

Total current liabilities	115,498	77,365

Notes payable, long-term	-	26,500
Postretirement & other long-term obligations	14,619	7,891
Other long-term liabilities	10,308	1,749

Shareholders' equity	421,535	367,159

Total liabilities & shareholders' equity	$561,960	$480,664

Summary Financial Tables (continued)
CACI International Inc
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)

	Twelve Months Ended
	6/30/2003 (Unaudited)	6/30/2002 (Audited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$44,711	$30,465
Reconciliation of net income to net cash provided by operating activities
Depreciation and amortization	12,919	12,255
Loss on sale of property & equipment	5	5
Provision for deferred income taxes	1,824	(5,410)
Loss from sale of business	-	966
Changes in operating assets and liabilities
Accounts receivable	(22,820)	(6,226)
Other current assets	(3,592)	4,177
Accounts payable and accrued expenses	19,287	(10,408)
Accrued compensation & benefits	7,335	3,848
Other current liabilities	14,645	6,755
Other	1,573	(444)

Net cash provided by operating activities	75,887	35,983

CASH FLOWS FROM INVESTING ACTIVITIES:
Net acquisitions of property & equipment	(12,161)	(8,161)
Purchases of businesses, net of cash acquired	(107,202)	(41,945)
Net proceeds from (purchases of) marketable securities	4,728	(20,019)
Other assets	1,391	(898)

Net cash used in investing activities	(113,244)	(71,023)

CASH FLOWS FROM FINANCING ACTIVITIES
Net payments under line of credit	(25,000)	(23,888)
Proceeds from stock options	3,603	13,173
Proceeds from secondary offering	-	161,475
Other	(105)	(488)

Net cash (used in) provided by financing activities	(21,502)	150,272
Effect of exchange rates on cash and equivalents	1,544	975

Net (decrease) increase in cash and equivalents	(57,315)	116,207
Cash and equivalents, beginning of period	131,049	14,842

Cash and equivalents, end of period	$73,734	$131,049

Summary Financial Tables (Continued)

Income From Continuing Operations Margin Data

	Quarter Ended		Twelve Months Ended
	6/30/2003	6/30/2002	6/30/2003	6/30/2002

Gross profit margin	39.7%	37.5%	38.6%	38.2%
Operating profit margin	9.2%	7.7%	8.4%	7.8%
Continuing operations margin	5.8%	4.9%	5.3%	4.7%
Net margin	5.8%	4.9%	5.3%	4.5%

Revenue From Continuing Operations by Customer Type

	Quarter Ended

(dollars in thousands)	6/30/2003		6/30/2002		$ Change	% Change

Department of Defense	$144,928	63.4%	$122,167	64.0%	$22,761	18.6%
Federal Civilian Agencies	67,622	29.6%	52,780	27.6%	14,842	28.1%
Commercial	12,028	5.2%	12,356	6.5%	(328)	-2.7%
State and Local Government	4,055	1.8%	3,677	1.9%	378	10.3%

Total	$228,633	100.0%	$190,980	100.0%	$37,653	19.7%

	Twelve Months Ended

(dollars in thousands)	6/30/2003		6/30/2002		$ Change	% Change

Department of Defense	$536,269	63.6%	$433,927	63.7%	$102,342	23.6%
Federal Civilian Agencies	241,490	28.6%	184,392	27.0%	57,098	31.0%
Commercial	51,414	6.1%	49,369	7.2%	2045	4.1%
State and Local Government	13,965	1.7%	14,254	2.1%	(289)	-2.0%

Total	$843,138	100.0%	$681,942	100.0%	$161,196	23.6%